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Report on Management's Assertion on Compliance
with the Specified Minimum Servicing Standards Set Forth in the
Uniform Single Attestation Program for Mortgage Bankers

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of
National City Home Loan Services, Inc.
    A Subsidiary of National City Bank of Indiana

We have examined management's assertion, included in the accompanying report titled Report of Management, that National City Home Loan Services, Inc. (NCHLS) complied with the minimum servicing standards identified in Exhibit A to the Report of Management (the specific minimum servicing standards) as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) during the year-ended December 31, 2005. Management is responsible for NCHLS' compliance with the specified minimum servicing standards. Our responsibility is to express an opinion on management's assertions about NCHLS' compliance based on our examination.

Our examination was made in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about NCHLS' compliance with the specified minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on NCHLS' compliance with specified minimum servicing standards.

In our opinion, management's assertion that NCHLS complied with the aforementioned specified minimum servicing standards during the year ended December 31, 2005, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 1, 2006

A Member Practice of Ernst & Young Global

National City Home Loan Services, Inc.
P.O. Box 1838
Pittsburgh, PA 15230-1838

Management's Assertion on Compliance with the Specified Minimum
Servicing Standards Set Forth in the Uniform Single Attestation Program
for Mortgage Bankers

Report of Management

We, as members of management of National City Home Loan Services, Inc. (NCHLS), are responsible for complying with the servicing standards identified in the attached
Exhibit A (the specified minimum servicing standards) as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage
Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of NCHLS' compliance with the specified minimum servicing standards as set forth in the USAP as of December. 31, 2005 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2005, NCHLS complied, in all material respects, with the specified minimum servicing standards set forth in the USAP.

As of December 31, 2005 and for the year then ended, NCHLS had in effect a fidelity bond policy in the amount of $200 million and an errors and omissions policy in the amount of $200 million.

/s/ Nanette M. Stevens
Nanette M. Stevens
Senior Vice President & General Manager

/s/ Timothy C. Lulich
Timothy C. Lulich
Senior Vice President & Controller

March 1,2006

National City Home Loan Services, Inc. is s subsidiary of National City Bank of Indiana. First Franklin and NationPoint are divisions of National City Bank of Indiana, which is a wholly-owned subsidiary of National City Corporation. National City Home Loan Services, Inc. services loans for the following affiliated entities as First Franklin Loan Services, National City Loan Services end NationPoint:

National City Bank                                       National City Bank of Indiana                                         National City Bank of Kentucky
National City Bank of the Midwest           National City Bank of Pennsylvania                              NationPoint

Exhibit A

Specified Minimum Servicing Standards

I. Custodial Bank Accounts

1.	Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

a.	be mathematically accurate;
b.
be prepared within forty-five (45) calendar days after the cutoff date. The cutoff date is the date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period;

c.	be reviewed and approved by someone other than the person who prepared the reconciliation; and
d.	document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.	Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

3.	Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4.	Escrow funds held in trust for a mortgagor shall be returned to the mortgagor institution in trust for the applicable investor.

II. Mortgage Payments

1.	Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two (2) business days of receipt.

2.	Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two (2) business days of receipt.

3.	Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4.	Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

Exhibit A

Specified Minimum Servicing Standards (continued)

III. Disbursements

1.	Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of a mortgagor or investor shall be posted within two (2) business days to the mortgagor's or investor's records maintained by the servicing entity.

3.
Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4.
Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment, was due to the mortgagor's error or omission.

5.	Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.
6.	Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV. Investor Accounting and Reporting

1.
The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V. Mortgagor Loan Accounting

1.	The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2.	Adjustments on adjustable rate mortgage (ARM) loans shall be computed based on the related mortgage note and any ARM rider.

3.	Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

Exhibit A

Specified Minimum Servicing Standards (continued)

V. Mortgagor Loan Accounting (continued)

4.	Interest on escrow accounts shall be paid or credited to mortgagors in accordance with the applicable state laws.
.

VI. Delinquencies

1.
Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII.   Insurance Policies

1.	A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.